Exhibit 10.13

International Assignment Employment Agreement

This International Assignment Agreement (this “Agreement”) is made and entered into on March 21, 2018 by and between Autoliv Inc. (the “Company”) and Bradley Murray (the “Executive”), to be effective as of the Effective Date, as defined in Section 1.  References herein to the “Company” shall, as applicable, be deemed to include the Company’s affiliates.

1. Employment and Term

The Company desires to engage the Executive as President, Asia of the Company from and after April 1, 2018 (the “Effective Date”), in accordance with the terms of this Agreement.  The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to his by the Chief Executive Officer and President of the Company (the “Chief Executive Officer”). The principal workplace for the Executive shall be Yokohama, Japan.  The Company reserves the right to change the normal place of work, if necessary.

This Agreement is for an initial period of two (2) years (the “Assignment Period”), unless it is terminated at a prior date in accordance with Article 13 below.

2. Duties of the Executive

The Executive understands and accepts that the Autoliv standards of Business Conducts and Ethics will define obligations such as confidentiality, inventions, improvements and management of proprietary information. In addition, the Executive understands and accepts that the Executive and any visiting family members shall carefully observe and conform to laws, regulations, rules and cultural practices in the Country of Service and not adopt an active position in relation to political, religious, ethnic or other important local issues that could endanger the Company’s position in the Country of Service.

3. Compensation

3.1 Annual Base Salary

During the assignment, the Executive shall be paid a gross annual base salary of USD 414,099, to be paid in 26 equal installments in arrears twice per month into a bank account as assigned by the Executive. The Executive’s payroll will be processed in the U.S. on the Autoliv North America (ANA) payroll system. The salary shall be subject to an annual review, the first review date being January 1, 2019.

3.2 Foreign Service Allowance

During the assignment, the Executive will be eligible to receive a net annual Foreign Service Allowance (FSA) of USD 222,119, to be paid in 26 equal installments in arrears into a bank account as assigned by the Executive.

3.3 Short Term Incentive

During the assignment, the Executive shall be paid a gross annual Short-Term Incentive equivalent to 45% of the annual base salary at the target performance level according to the rules applicable in the Company for the respective performance year. The maximum cap for the Short-Term Incentive will be two times (2 X) the target level.

3.4 Long Term Incentive

During the Employment Period, the Executive shall be eligible for equity grants under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan or any successor plan or plans, having such terms and conditions as awards to other peer executives of the Company, as determined by the Compensation Committee in its sole discretion, unless the Executive consents to a different type of award or different terms of such award than are applicable to other peer executives of the Company.  Nothing herein requires the Compensation Committee to grant the Executive equity awards or other long-term incentive awards in any year. For the avoidance of doubt, the Executive shall not be eligible to receive any additional equity grants from the company with respect to calendar year 2018.

4. Removal

Upon repatriation to the home country, the Company shall pay verified removal expenses including freight insurance and any customs duty for normal household goods, not exceeding 40 m3.

The Company will not pay any removal expenses, custom duty, etc., for cars, boats, motorcycles, caravans/trailers, animals, liquor, etc. Antiquities and other special and expensive items are not included in normal household goods and will not be moved at the expense of the Company.

5. Accommodation

Accommodation costs, at a level of JPY 1,500,000 per month plus additional costs for utilities such as heating and electricity shall be paid by the Company. The Executive will be responsible for all damages and repairs to the accommodation at the end of the rental/lease period.

6. Company Car and Health & Gym Club Membership

The Executive is entitled to a company car. The Company will also pay for necessary maintenance and running costs of the car.

The Company will reimburse the cost of a Club Membership throughout the Executives assignment with the Company.

7. Working Hours and Public Holidays

7.1 Staggered Working Hours

It may be necessary to work hours other than regular working hours at the place of service. The overall salary and benefit package have been defined to reflect and include additional hours the Executive may be required to work.

7.2 Public Holidays

Public holidays in the Host Country are free from work.

8. Vacation and Time Off

The Executive shall be entitled to paid vacation in line with the Company’s policy.

9. Travel Regulations

9.1 Home Leave

The Company will pay a total number of four (4) round-trip business class air tickets for each 12 months of service to be used for the Executive and for his spouse between Japan and the U.S.A

9.2 Travel in Case of Illness

In the case of serious illness or accident involving the Executive or his spouse, a Medical Doctor, approved by the Company, will decide if the Executive should be transferred to the Home Country, or elsewhere, for medical attention. This decision is based on consultation with the Executive and the family if the circumstances so permit. The Company will arrange and pay for such travel.

9.3 Emergency Travel

Upon death or critical illness (if the patient’s life is at risk) of a close relative (parents of the Executive or his spouse or Executive’s children who are not on assignment), the Company will pay one return ticket to the Home Country to attend the funeral service or attend to related matters.

10. Business or Trade Information

The Executive shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company (including any parent, subsidiary or associated company of the Company) or its business or trade secrets of which he has or shall hereafter become possessed.  These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof).  In the event that the Executive does not comply with this Section 10, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Executive’s employment has terminated; provided, however, that nothing in this Section 10 shall preclude the Company from pursuing arbitration according to the applicable laws.

11. Social Security, Pension and Medical Plans

11.1 Social Security, Pension and Retirement

The Executive will continue to be covered by the Home Country’s social security plan as appropriate and will continue keep his current participation in the Home Company’s pension (including the excess pension plan) and retirement plans according to the applicable rules in the Home country.

11.2 Medical Plan and Travel Insurance

The Autoliv Group Expatriate Medical Plan, a private health insurance as provided by Allianz, shall cover the Executive and his spouse, as applicable, including travel insurance. The Executive’s son Kurtis J. Murray will be covered by the same plan until October 31, 2018.

For a period of twelve (12) months from the Termination Date, Autoliv will subsidize  Employee’s medical and dental benefits (to continue medical and dental coverage) by continuing to pay the Employer premium costs.

12. Taxation

The Executive is responsible for the reporting and payment of any and all income taxes levied on him for all remuneration, allowances and benefits provided by the Company, in accordance with the laws of and Japan and the U.S.A.

The Company will cover income taxes levied on the Executive in the Host Country for assignment related benefits not provided by the Home Company prior to the assignment (e.g. housing, home leave, company car or transportation expenses).

12.1 Tax Consultation

The Executive will be entitled to assistance in the preparation and filing of the annual tax return both Japan and the U.S.A.

12.2 Tax Equalization

The Executive’s income will be tax equalized between Japan and the U.S.A. according to then applicable practices of the Company during the Assignment Period. Additionally, the company acknowledges the internal memo from 2014 sent to the Executive about tax equalization of inheritance tax in case of the Executives death during the Assignment Period. The company and the Executive have agreed to define the principles of implementation latest by July 1, 2018.

13. Termination

The Agreement will cease automatically at the expiration of the Assignment Period, the “Termination Date”. if the Executive and the Company do not agree on prolonging the Assignment at least six months prior to the end of the original Assignment Period. Each party is entitled to terminate the Assignment Period before the date of expiration. The mutual period of notice of termination of the agreement shall be six (6) months, or until the Termination Date of the Agreement if the notice is given during the last six months of the Assignment Period.

14. Non-Competition Covenant; Payment for Non-Competition Covenant.

During the twelve (12) months immediately following the termination of his employment with the Company, the Executive shall not (i) accept employment with a competitor of the Company in a capacity in which such competitor can make use of the confidential information relating to the Company that the Executive has obtained in his employment with the Company, (ii) engage as a partner or owner in such competitor of the Company, nor (iii) act as an advisor to such competitor (the “Non-Competition Covenant”).

The Non-Competition Covenant shall not apply in the event the Executive’s employment is terminated by the Company other than for Cause.

If the Executive does not comply with the Non-Competition Covenant when applicable, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the last twelve (12) months prior to the Date of Termination.

If the Non-Competition Covenant becomes operative, then the Company shall pay to the Executive, as compensation for the inconvenience of such Non-Competition Covenant, up to twelve (12) monthly payments equal to the Executive’s monthly Base Salary as in effect on the Date of Termination, less the monthly salary earned during such month by the Executive in a subsequent employment, if any; provided, however, that the aggregate monthly payments from the Company pursuant to this Section 14 shall not exceed sixty percent (60%) of the Executive’s annual Base Salary as in effect on the Date of Termination, and once the 60% aggregate amount has been paid, no further payments will be made under this Section 14.  As a condition to the receipt of such payments, the Executive must inform the Company of his base salary in his new employment on a monthly basis.

15. Entire Agreement

This Agreement supersedes any other previous agreements and arrangements whether written, oral or implied between the Company or Autoliv and the Executive relating to the employment of the Executive, without prejudice to any rights accrued to the Company or the Executive prior to the commencement of his employment under this Agreement.

The Severance Payments, equivalent to USD 800,000 as described in the Prior Agreement will not be paid on April 1, 2018, but the payment of the same amount will be postponed to the earlier of the Termination Date and latest 6 months after the Termination.

The Severance Agreement dated August 15, 1999, amended December 15, 2008 will continue to apply.

16. Amendments and Severability

Amendments to this Agreement are only valid if made in writing and signed by the signatories to this Agreement. If any provision of this Agreement should be found not to be enforceable or applicable the remaining provisions of this Agreement will be interpreted so as best to reasonably affect the intentions of the parties and shall not render invalid any other part of this Agreement.

17. Governing Law and Points of Dispute

This Agreement shall be governed by the laws of the Country of Service. Disputes arising out of the application or the interpretation of this Agreement shall, if not solved in direct discussions between the Company and the Executive, be referred to arbitration and be decided according to Home Country law. The Company will cover the costs of arbitration court unless the Arbitration Board states that the Executive intentionally or by negligence caused the arbitration process.

This Agreement has been signed by each party and a copy of this Agreement has been provided to all parties concerned. It is the only Agreement valid for the assignment and replaces all previous international assignment contracts signed between the Executive and Autoliv (including its subsidiaries).

March 21, 2018

Signed on behalf of Autoliv	I have read, understood and agree to be bound by this Agreement:

/s/ Jan Carlson	/s/ Bradley Murray
Jan Carlson,	Bradley Murray
Chairman and CEO

/s/ Karin Eliasson
Karin Eliasson
Group Vice President
Human Resources and Sustainability